                                                               EXHIBIT (k)(1)(i)

                    MASTER ADMINISTRATIVE SERVICES AGREEMENT

     This MASTER ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made this 1st day of June, 2010 by and between INVESCO ADVISERS, INC., a Delaware corporation (the "Administrator") and INVESCO VAN KAMPEN SENIOR LOAN FUND, a Massachusetts business trust (the "Fund").

                              W I T N E S S E T H:

     WHEREAS, the Fund is a closed-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund, has retained the Administrator to perform (or arrange for the performance of) accounting, shareholder servicing and other administrative services as well as investment advisory services to the Fund, and that the Administrator may receive reasonable compensation or may be reimbursed for its costs in providing such additional services, upon the request of the Board of Trustees (the "Board") and upon a finding by the Board that the provision of such services is in the best interest of the Fund and its shareholders; and

     WHEREAS, the Board has found that the provision of such administrative services is in the best interest of the Fund and its shareholders, and has requested that the Administrator perform such services;

     NOW, THEREFORE, the parties hereby agree as follows:

     1. The Administrator hereby agrees to provide, or arrange for the provision of, any or all of the following services by the Administrator or its affiliates:

     (a) the services of a principal financial officer of the Fund (including related office space, facilities and equipment) whose normal duties consist of maintaining the financial accounts and books and records of the Fund, including the review of daily net asset value calculations and the preparation of tax returns; and the services (including related office space, facilities and equipment) of any of the personnel operating under the direction of such principal financial officer;

     (b) to the extent not otherwise required under the Administrator's investment advisory agreement with the Fund, supervising the operations of the custodian(s), transfer agent(s) or dividend paying agent(s) for the Fund, auction agent(s) for the Fund's preferred shares, if issued, and other agents as agreed upon by the Fund; or otherwise providing services to shareholders of the Fund; and the Administrator from time to time;

     (c) supervising the Fund's relationship with any stock exchange on which the Fund's common shares are listed; and

     (d) to the extent not otherwise required under the Administrator's investment advisory agreement with the Fund, such other administrative services as may be furnished from time to time by the Administrator to the Fund at the request of the Fund's Board, provided, however, that nothing in this Agreement shall require the Administrator to pay the salary or other compensation (or any portion of such salary or other compensation) of any other officer of the Fund that the Fund's Board has agreed should be paid by the Fund so long as such agreement

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     is evidenced by a resolution of the Board.

     2. The services provided hereunder shall at all times be subject to the direction and supervision of the Fund's Board.

     3. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator, the Fund shall pay the Administrator in accordance with the Fee Schedule as set forth in Appendix A attached hereto, as the same may be amended from time to time. Such amounts shall be paid to the Administrator on a monthly basis.

     4. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with any matter to which this Agreement relates, except a loss resulting from the Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

     5. The Fund and the Administrator each hereby represent and warrant, but only as to themselves, that each has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that this Agreement is legal, valid and binding, and enforceable in accordance with its terms.

     6. Nothing in this Agreement shall limit or restrict the rights of any director, officer or employee of the Administrator who may also be a [trustee/director/managing general partner], officer or employee of the Fund to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

     7. This Agreement shall become effective with respect to the Fund on the Effective Date as set forth in Appendix A attached hereto. This Agreement shall continue in effect until June 30, 2011, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

          (a) (i) by the Fund's Board or (ii) by the vote of "a majority of the outstanding voting securities" of such Portfolio (as defined in Section 2(a)(42) of the 1940 Act); and

          (b) by the affirmative vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940
     Act) of a party to this Agreement (other than as Trustees of the Fund), by votes cast in person at a meeting specifically called for such purpose.

     This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a) (4) of the 1940 Act).

     8. This Agreement may be amended or modified, but only by a written instrument signed by both the Fund and the Administrator.

     9. Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Fund individually but are binding only upon the assets and property of the Fund and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as stockholders of private corporations for profit.

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     10. Any notice or other communication required to be given pursuant to this
Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (a) to the Administrator at Eleven Greenway Plaza, Suite 2500, Houston, Texas 77046, Attention: President, with a copy to the General Counsel, or (b) to the Fund at Eleven Greenway Plaza, Suite 2500, Houston, Texas 77046,
Attention: President, with a copy to the General Counsel.

     11. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

     12. This Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Texas.

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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                            INVESCO ADVISERS, INC.

Attest: /s/ Stephen R. Rimes                By: /s/ Todd L. Spillane
        ----------------------------            ---------------------------
        Assistant Secretary                 Name: Todd L. Spillane
                                            Title: Senior Vice President

(SEAL)

                                            INVESCO VAN KAMPEN SENIOR LOAN FUND

Attest: /s/ Stephen R. Rimes                By: /s/ John M. Zerr
        ------------------------------          ---------------------------
        Assistant Secretary                 Name: John M. Zerr
                                            Title: Senior Vice President

(SEAL)

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                                   APPENDIX A

                                 FEE SCHEDULE TO
                    MASTER ADMINISTRATIVE SERVICES AGREEMENT
                                       OF
                       INVESCO VAN KAMPEN SENIOR LOAN FUND

PORTFOLIO                                        EFFECTIVE DATE OF AGREEMENT
--------------------------------------           -------------------------------------------
Invesco Van Kampen Senior Loan Fund              June 1, 2010

     The Administrator may receive from the Fund reimbursement for costs or reasonable compensation for such services as follows:

Rate*            Net Assets
-----------      -------------------
0.023%           First $1.5 billion
0.013%           Next $1.5 billion
0.003%           Over $3 billion

* Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for the above Fund with insufficient assets to result in the payment of more than the minimum fee of $50,000.

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